Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2015 Second Quarter Results

Sales decrease 1% to $498 million;
Diluted EPS increases to $0.47 from $0.43

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 5, 2015--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal second quarter ended March 28, 2015.

The Company reported second quarter net sales of $497.6 million, a decrease of $4.0 million or one percent, compared with $501.6 million in the second quarter of the prior year. Gross margin of 30.2% increased 80 basis points compared to the prior year as both the Company’s Pet and Garden segments increased. The Company’s second quarter operating income was $50.0 million, compared to operating income of $44.8 million in the second quarter of 2014, an increase of $5.2 million. Sales, general and administrative expenses as a percentage of sales improved to 20.1% of sales versus 20.5% in the same period a year ago. Operating margin was 10.0%, an increase of 110 basis points from the prior year period. Higher profitability in both the Pet and Garden segments contributed to the operating income and operating margin improvement. Net income for the quarter was $23.2 million, or $0.47 per fully diluted share, compared to net income of $20.9 million, or $0.43 per fully diluted share in the year-ago period. For the six months ended March 28, 2015, earnings per fully diluted share was $0.35 compared to $0.17 in the comparable year ago period.

"Our second quarter results reflect the good progress we have made over the past two years in positioning Central for improved and sustainable performance,” said John Ranelli, President & CEO of Central Garden & Pet. “Strong profit performance in several of our businesses in both our Garden and Pet segments this quarter more than offset the anticipated weakness in our wild bird feed business. We have now delivered three consecutive quarters of year-over-year earnings improvement.”

Ranelli continued, “The operational foundation for our future success is nearly complete. We will be building on this base going forward by expanding our efforts to focus on growth – both organic and through targeted acquisitions. We expect to increase revenues and profits in 2015 and beyond, by taking advantage of our improved financial and operating leverage. Our balance sheet is stronger and we are generating significant operating cash flow. As I expected when I became CEO, it has been, and will continue to be, a journey. While there is still much work to do, our results are beginning to show the momentum we expect for the future and we see a path to meaningful earnings growth over the next several years.”

The Company currently believes earnings per share for fiscal 2015 could be in excess of $0.55, in comparison to adjusted earnings per share of $0.33 a year ago. Third quarter earnings per share is expected to be relatively flat to down with the fourth quarter favorable versus the prior year.

Garden Segment Second Quarter Details

Net sales for the Garden segment were $276.1 million, a decrease of $8.8 million, or three percent, due primarily to lower grass seed sales. Higher fertilizer and control product sales offset much of the sales decline. The decrease in grass seed sales was due in part to timing of orders compared to the prior year. The Garden segment’s branded product sales were $236.7 million in the second quarter of 2015 and sales of other manufacturers’ products were $39.4 million.

The Garden segment’s operating income in the quarter improved $2.5 million to $39.3 million, compared to operating income of $36.8 million in the second quarter of 2014. The Garden segment’s operating margin improved 100 basis points, with gains in the fertilizer, controls, and decor categories more than offsetting weakness in the grass seed and wild bird feed businesses.

Pet Segment Second Quarter Details

Second quarter net sales for the Pet segment increased $4.7 million, or two percent, from the same period a year ago to $221.5 million, due in large part to the sales of other manufacturers’ products and higher professional revenues. Partially offsetting the gains were lower wild bird feed and dog & cat revenues. Sales of other manufacturers’ products increased primarily due to increased distribution and higher dog food, treat, and supplies sales. The Pet segment’s branded product sales were $168.4 million in the second quarter of 2015 and sales of other manufacturers’ products were $53.1 million.

The Pet segment’s operating income was $27.1 million compared to $24.2 million in the second quarter of 2014. The $2.9 million increase in operating income was largely due to higher profitability in the flea & tick category. The Pet segment’s operating margin increased 100 basis points, benefitting predominately from higher flea & tick and dog & cat margins.

Year-to-Date Results

For the six months ending March 28, 2015, the Company reported net sales of $804.9 million, an increase of $12.8 million, or two percent, from the prior year period. Branded product sales were $642.0 million, a one percent decrease from the comparable 2014 period, and sales of other manufacturers’ products were $162.9 million, a 15 percent increase, benefitting from increased distribution and higher dog food, treat, and supply sales. Operating income for the period was $51.1 million compared to $36.4 million in the prior year period and operating margin increased 180 basis points to 6.4%. Net income for the period was $17.5 million, a $9.4 million increase compared to the prior year period and earnings per share increased to $0.35 per fully diluted share from $0.17 per fully diluted share.

Additional Information

At March 28, 2015, the Company’s cash and short-term investments balance was $11.9 million, compared to $31.0 million a year ago. Cash used in operations for the second quarter of 2015 was $114.4 million, compared to $90.1 million in the second quarter of 2014. As a result of lower year-end 2014 inventory, cash required for the Garden seasonal build in the quarter was larger than a year ago. Although the seasonal build was larger than a year ago, inventories of $382 million as of March 28, 2015 were $20 million lower than the prior year.

The Company’s long term debt was $515 million compared to $545 million at March 29, 2014. On March 1, 2015, the Company called and redeemed $50.0 million of its 8.25% senior subordinated notes due March 2018 at a price of 102.063%. Net interest expense for the second quarter of 2015 included a charge of approximately $1.0 million related to the payment of the call premium and a non-cash charge of approximately $0.6 million related to the write-off of unamortized financing costs. Net interest expense was $11.9 million for the period compared to $10.4 million in the prior-year period. The Company believes the redemption will result in interest savings of approximately $3 million per year over the remaining life of the notes.

Depreciation and amortization expense was $8.4 million, compared with $9.2 million in the prior-year period. The Company’s effective tax rate for the second quarter of 2015 was 36.9 percent, compared with 37.7 percent for the second quarter of 2014.

During the quarter, the Company repurchased $10.0 million or approximately 1.1 million shares of its common stock under the Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its second quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (719) 457-2697 (domestic and international) using conference ID# 3785183. A replay of the call will be available for three weeks by dialing (719) 457-0820 and entering conference ID# 3785183.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including earnings guidance for third and fourth quarters and fiscal 2015 and expectations for future favorable results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
Unaudited

	March 28,	March 29,	September 27,
ASSETS	2015	2014	2014
Current assets:
Cash and cash equivalents	$11,943	$16,748	$78,676
Restricted cash	12,583	0	14,283
Short term investments	0	14,220	9,990
Accounts receivable (less allowance for doubtful accounts of $20,813, $24,771 and $25,212)	321,765	323,183	193,729
Inventories	382,328	402,720	326,386
Prepaid expenses and other	58,251	55,882	48,488
Total current assets	786,870	812,753	671,552

Land, buildings, improvements and equipment—net	163,207	185,354	166,849
Goodwill	209,089	205,756	208,233
Other intangible assets—net	85,185	77,895	87,997
Deferred income taxes and other assets	28,657	12,589	14,096
Total	$1,273,008	$1,294,347	$1,148,727

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$139,821	$142,152	$88,428
Accrued expenses	83,442	80,886	84,379
Current portion of long-term debt	289	303	291
Total current liabilities	223,552	223,341	173,098

Long-term debt	514,924	545,032	449,948
Other long-term obligations	44,549	40,470	39,228

Equity:
Common stock, $.01 par value: 11,919,749, 12,308,802, and 12,437,307 shares outstanding at March 28, 2015, March 29, 2014 and September 27, 2014	119	123	124
Class A common stock, $.01 par value: 35,765,091, 36,417,849 and 36,887,311 shares outstanding at March 28, 2015, March 29, 2014 and September 27, 2014	357	364	369
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	387,074	396,490	396,586
Accumulated earnings	101,556	85,779	86,396
Accumulated other comprehensive income	64	1,529	1,232
Total Central Garden & Pet Company shareholders’ equity	489,186	484,301	484,723
Noncontrolling interest	797	1,203	1,730
Total equity	489,983	485,504	486,453
Total	$1,273,008	$1,294,347	$1,148,727

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Net sales	$497,602	$501,611	$804,922	$792,132
Cost of goods sold and occupancy	347,540	354,015	566,879	564,795
Gross profit	150,062	147,596	238,043	227,337
Selling, general and administrative expenses	100,091	102,827	186,934	190,923
Income from operations	49,971	44,769	51,109	36,414
Interest expense	(11,876)	(10,405)	(22,379)	(22,622)
Interest income	18	16	89	29
Other income (expense)	(121)	108	(489)	(60)
Income before income taxes and noncontrolling interest	37,992	34,488	28,330	13,761
Income taxes	14,012	12,999	10,043	5,084
Income including noncontrolling interest	23,980	21,489	18,287	8,677
Net income attributable to noncontrolling interest	743	594	747	490
Net income attributable to Central Garden & Pet Company	$23,237	$20,895	$17,540	$8,187

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.48	$0.43	$0.36	$0.17
Diluted	$0.47	$0.43	$0.35	$0.17

Weighted average shares used in the computation of net income per share:
Basic	48,384	48,688	48,882	48,523
Diluted	49,439	49,116	49,689	48,963

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the impact of Garden segment charges in fiscal 2014 and Garden segment gains recognized during the third and fourth quarters of 2014 related to the sale of plant assets may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods that should be considered when assessing our ongoing performance. The Company believes that these non-GAAP financial measures provide useful information to investors and other users of its financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

	GAAP to Non-GAAP Consolidated Reconciliation
	(unaudited, in thousands, except per share amounts)
	For Fiscal Year Ended September 27, 2014

	Fiscal 2014 GAAP	Garden Charge (A)	Gain on Sale of Plant Assets (B)	Fiscal 2014 As Adjusted

Net sales	$1,604,357	$7,035	$-	$1,611,392
Cost of goods sold and occupancy	1,150,333	(9,873)		1,140,460
Gross profit	454,024	16,908		470,932
Selling, general and administrative expenses	397,811		4,875	402,686
Income from operations	$56,213	$16,908	$(4,875)	$68,246
Net income (loss)	$8,804	$10,652	$(3,071)	$16,385
Net loss per share attributable to Central Garden & Pet Co.
Earnings per share – Diluted	$0.18			$0.33
Weighted shares outstanding	49,397			49,397

(A) The Garden charges reflect the impact of Garden segment charges in fiscal 2014 and 2013 related to the discontinuance of certain products introduced in 2013.

(B) The gain on sale of plant assets reflects the gain from the sale of plant assets during the third and fourth quarters of fiscal 2014 related to a product the garden segment will now purchase rather than produce.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications